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                                                                   EXHIBIT 10(o)
              CLAIMS PROCESSING AND MANAGED CARE SERVICES CONTRACT

         This Claims Processing and Managed Care Services Contract (the "Agreement") is made this 1st day of June, 2001 by and between Fitzgeralds Gaming Corporation on behalf of itself and each of its operating subsidiaries:
Fitzgeralds Mississippi, Inc., Fitzgeralds Reno, Inc., Fitzgeralds Las Vegas, Inc., and 101 Main Street, LLC. (hereinafter, collectively, "Fitzgeralds" or "Client"), and Meritage Employer Services, LLC (hereinafter "Company").

                                    RECITALS

         WHEREAS the Client has adopted the Self-Funded Employer Benefit Plan (as attached hereto as Exhibit 2) (hereinafter "Benefit Plan") for the purpose of providing benefits under its ERISA plan for certain of its employees and their dependents; and

         WHEREAS benefits payable under the provisions of the Benefit Plan constitute liabilities of the Client; and

         WHEREAS the Client wants the Company to furnish services necessary in the administration of certain aspects of the Benefit Plan; and

         WHEREAS the Company is willing to provide such services in accordance with the terms of this Agreement.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

                                    AGREEMENT

I. EFFECTIVE DATE AND TERM OF AGREEMENT

         The term of this Agreement shall commence on the 1st day of June, and, subject to the good faith negotiations set forth in Section V below, will remain in effect until resolution of all claims asserted in the Fitzgeralds bankruptcy cases currently pending or against any Fitzgeralds liquidating trust or similar entity formed to effectuate the liquidation of Fitzgeralds, unless this Agreement is terminated by either party pursuant to the termination provision contained herein.

II. COVERAGE AND BENEFITS ADMINISTRATION

         The benefits to be administered are set forth in the Employee Benefit Plan (the "Benefit Plan"), a copy of which is attached hereto as Exhibit 2. Such services are for the Client's eligible employees and their family members (hereinafter referred to as "Plan Participants") enrolled in the Benefit Plan.

SPECIAL SERVICES TO BE PROVIDED BY THE COMPANY

         Company shall provide special administrative services to the Client for Plan Participants enrolled in the Benefit Plan. The special administrative services to be provided for Client by Company and the fees for such services are specified in Exhibit 3.


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III. COMPENSATION INVOICING AND DEPOSIT

         The basis for compensation of the Company, per NRS 683A.0883, is the number of insured members, which has been agreed upon by the Company and the Client. This compensation is not based on:

         (a)  The claim experience of the policies handled; or

         (b) The savings realized by Company by adjusting, settling or paying the losses covered by an insurer.

         Upon execution of this Agreement and prior to the effective date of services being rendered, the Client shall pay a deposit in advance, in the amount of $26,000. Client shall pay Meritage annualized contracted fees prorated monthly and payable in advance on the first day of the month for services to be rendered that month as set forth in Exhibit 1 ("Contracted Fees").

         Exhibit 1 provides the monthly fees per covered employee (fees are not charged for family members, because they are based on employee units for services rendered). See Exhibit 1 for details of aggregate annual costs for all properties, based on specified conditions of approval. Should termination of this Agreement occur prior to twelve (12) full months of service, there shall not be any refund of fees. Should the Agreement continue for more than twelve
(12) months, and the aggregate of all property contracted standard service fees for all subsidiaries is exceeded, then the Client shall remit additional fees at the rates listed in Exhibit 1.

         If the aggregate contracted fee level for all categories is not expended based on number of employees covered and services performed, at the end of twelve (12) months, Meritage will remit any overpayment back to the Client. The Client may also have any overpayment offset against fees for ongoing services. Client shall have general rights of offset and recoupment with respect to all amounts payable under this Agreement and the other Risk Management Contracts (hereinafter defined).

FEE DUE DATE AND PAYMENTS

         A. If such payment is not made in full by Client on or prior to the fee due date, a thirty (30) day grace period shall be granted to Client for payment without interest charged. Fees outstanding subsequent to the end of the grace period shall be subject to a late penalty charge of one and one-half percent (1.5%) of the total fee amount due calculated for each thirty (30) day period or portion thereof the amount due remains outstanding.

         B. If the Agreement is terminated for any reason, Client shall continue to be held liable for all fee payments due and unpaid prior to the date of termination.

IV. FEE ADJUSTMENTS

         In the event that an employee enrolls in the Benefit Plan after the first day of a month, no fee shall be due to Company for that month. However, if an Employee dis-enrolls from the Benefit Plan after the first day of a month, a full months fee shall be due to Company for that month.


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V. FEE SCHEDULE CHANGES

         The fee schedule (as shown in Exhibit 1) is subject to three percent (3%) annual increase on each anniversary of this Agreement, Further, the parties hereby agree to engage in good faith negotiations to make reasonable adjustments to the fees payable hereunder during the sixty (60) day period prior to each sale of an operating subsidiary (or substantially all its assets) and during the sixty (60) days prior to the consummation of any plan that would assign this Agreement to any reorganized Fitzgeralds or any liquidating trust or similar entity formed in Fitzgeralds' currently pending bankruptcy cases.

VI. ELIGIBILITY

         Eligible employees and all eligible family members shall be those persons who meet the criteria set forth in the Benefit Plan (see Exhibit 2).

VII. MEMBER EFFECTIVE DATES

         Subject to Client's payment of applicable monthly fees, and other provisions of the Agreement, the special services to be provided under the Agreement shall become effective for Plan Participant(s) as set forth in the Benefit Plan.

VIII. INELIGIBLE MEMBERS

         If, upon a Plan Participant becoming ineligible, Client fails to notify the Company of such Plan Participant's ineligibility and Client has made or continues to make the fee payments specified herein for such Plan Participant, such fee payment(s) will be credited by the Company to the Client, provided the Client gives the Company notice of the ineligibility no later than sixty (60) days after the date eligibility ceased and the Company has not paid claims for services for the Plan Participant after the member's eligibility ceased and before the Company received timely notice of ineligibility. In no event will fees be refunded or credited to Client for any period prior to sixty (60) days from the date the Company is notified that a Plan Participant was ineligible.

IX. SCOPE OF RELATIONSHIP

         A. The Company shall be entitled to rely, to the extent reasonable, upon any written or oral communication of the Client, and the agents and employees thereof, which are believed by the Company to be genuine and to have been presented by a person having the apparent authority to do so.

         B. The Agreement is between the Company and Client and does not create any rights or legal relationships between the Company and any of the Plan Participants or beneficiaries under the Benefit Plan.

X. RESPONSIBILITIES OF THE CLIENT

         A. Furnish to the Company on a monthly basis, on Company approved forms, by electronic transmission, or via the internet, such information as might reasonably be required by the Company for the administration of the program and coverage provided hereunder, including any change in a Plan Participant's eligibility status. In addition, the Company may, at reasonable times, examine Client's records or Benefit Plan's pertinent records to verify eligibility listings and fee payments hereunder.


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         B. Distribute to Plan Participants and Providers at Client's expense, if agreed upon in advance and included in administration cost, such notices, identification cards, and any other materials as may be reasonably requested by Company.

         C. Furnish all membership change notifications to the Company on forms approved by the Company, or via Internet access to MemberLink, if applicable.

         D. Fund covered medical, dental, pharmacy or vision claims for terminated Plan Participants with dates of service within the period where administrator has not been notified of the employee's termination with the Company.

         E. Be the final arbiter as to the interpretation of the Benefit Plan (Exhibit 2), and as to the payment of benefits thereunder. Company shall advise and consult with the Client when an extraordinary benefit matter arises under the Benefit Plan.

         F. Client agrees to indemnify and hold harmless the Company from any lawsuit brought to recover a benefit alleged to be payable under the Plan, where Client directed the Company in writing not to pay the claim for such benefit, contrary to the written recommendation of the Company that such claim was covered under both the terms of the Plan and the Client's stop-loss coverage. Company agrees to indemnify, defend and hold Client harmless from all claims, demands, costs, fees (including reasonable attorneys' fees), judgments and liability asserted against Client by a third party, which arises out of the negligence, gross negligence or willful misconduct of the Company in the performance or non-performance of this Agreement.

         G. If the Client chooses to have drugs paid through the Prescription Drug Program, Client agrees to pay any and all covered prescription charges for valid covered members of the plan for prescriptions dispensed in connection with the operation of the Prescription Drug Program within fifteen (15) days after receipt of Prescription Drug invoice.

         H. Bill negotiation service is included service provided to the Client. Client agrees to use Company as its exclusive negotiator of savings discounts with each Non-Network Provider on a per case basis for health care services and benefits to which Plan Participants are entitled under the terms of the applicable Employee Benefits Plan.

                  i. On each business work day Company is to provide information listing each Non-Network Provider Case for which Company is to negotiate a savings discount.

                  ii. Client agrees to pay claims, in accordance with the terms negotiated by the Company, and agreed to in advance with each Non-Network Provider.

         I. To implement the Plan, Client will establish a special account at a financial institution to be selected at the sole discretion of the Client. Benefits under the Plan will be paid by checks drawn by the Company against that special account. Client funds in the special account shall, to the fullest extent permitted by law, be and remain assets of the Client and not the Plan.

         J. Client will make deposits into the special bank account of such amounts and at such intervals as required to discharge the Client's liabilities under the Benefit Plan.

         K. The identification of the special bank account, the nature and frequency of reports on the activity of the account, details regarding the mechanics of processing individual checks drawn against the account and information to appear on such checks, and the retention of


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         accepted checks, will be implemented by agreement between Client, the
         Company, and the financial institutions selected.

         L. During the term of this Agreement, Client will provide the Company with the statistical information reasonably necessary for the administration of the Plan in accordance with the provisions of this Agreement. This information will be provided in such form and at such intervals as are acceptable to the Client and the Company.

         M. The Client shall establish and maintain a procedure by which the Plan Participant has an opportunity to appeal a denied claim to the Employee Benefit Plan. The procedure shall include the following provisions:

                           1. The Plan Participant will have sixty (60) days after receipt of written notification of denial of a claim to request review of the decision.

                           2. A decision will be made upon sixty (60) days from receipt by the Employee Benefit Plan for a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review.

                           3. The decision on review shall be in writing and shall include specific reasons for the decision, including specific references to the pertinent Plan provisions on which the decision is based.

                           4. Requests for appeal which do not comply with this procedure and time limitations will not be considered, except in cases of extraordinary circumstances.

XI. DUTIES OF THE COMPANY

         A.       Administrative Services

                  a. Prepare and furnish the following reports summarizing the financial experience of the Plan:

                           1. Bi-weekly or weekly summary of checks drawn, dependent on the Client's selection of interval for check printing.

                           2. Monthly listing of checks drawn, amount of checks voided, refunds and checks paid.

                           3. Monthly and annual summaries of checks not presented for payment, including checks that were canceled.

                           4.    Annual claim totals by line of coverage.

                  b. Assist in the preparation of Schedule A of IRS Form 5500 requirements.

                  c. Assist in establishing banking arrangements to provide for the payment of benefits under the Plan. Client is required to furnish their own account for payment of benefits. Should this not be accomplished, and a fiduciary account be necessary per NRS 683A.0877, withdrawals be will handled per the following:

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                           1.    All insurance charges and premiums collected by
                                 the Company on behalf of an insurer and return premiums received from an insurer are held by the administrator in a fiduciary capacity.

                           2. Money must be remitted within fifteen (15) days to the person or persons entitled to it, or be deposited within fifteen (15) days in one or more fiduciary accounts established and maintained by the administrator in a bank, credit union or other financial institution in Nevada. The fiduciary accounts must be separate from the personal or business accounts of the administrator.

                           3. If charges or premiums deposited in an account have been collected for or on behalf of more than one insurer, the Company shall cause the bank, credit union or other financial institution where the fiduciary account is maintained to record clearly the deposits and withdrawals from the account on behalf of each insurer.

                           4. The Company shall promptly obtain and keep copies of the records of each fiduciary account and shall furnish any insurer with copies of the records which pertain to him upon demand of the insurer.

                           5.    The Company shall not pay any claim by
                                 withdrawing money from his fiduciary account in which premiums or charges are deposited.

                           6. Withdrawals must be made as provided in the agreement between the insurer and the Company for:

                                    (a)  Remittance to the insurer.

                                    (b)  Deposit in an account maintained in the
                                         name of the insurer.

                                    (c)  Transfer to and deposit in an account
                                         for the payment of claims.

                                    (d)  Payment to a group policyholder for
                                         remittance to the insurer entitled to
                                         the money.

                                    (e)  Payment to the Company of his
                                         commission fees or charges.

                                    (f)  Remittance of return premiums to
                                         persons entitled to them.

                           7. The Company shall maintain copies of all records relating to deposits or withdrawals and, upon the request of an insurer, provide the insurer with copies of those records.

                  d. Prepare and maintain standard administrative manuals for benefits enrollment and administration.

                  e. At the Client's expense, subject to the Client's review and prior approval, arrange for and provide the printing of special forms utilized in connection with the administration of the Plan. In addition, at the Client's request provide for

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                        Internet access and customization of Internet site for
                        Client's Plan Participants, providers, and for enrollment and membership changes.

                  f. The Company agrees to generate and analyze appropriate utilization reports, (refer to Managed Care Special Services Agreement); otherwise information from another utilization review organization can either be entered into our system or transmitted electronically, which will be maintained in the ordinary course of business, on a quarterly or monthly basis as requested for the benefit of Client, or if so directed, a broker or Client involved with the Benefit Plan.

                  g. Establish and maintain a record-keeping system concerning the services to be performed hereunder as per NRS 683A.0873, which requires:

                           1. The Company shall maintain at its principal office adequate books and records of all transactions between the Company, the insurer and the insured. The books and records must be maintained in accordance with prudent standards of record keeping for insurance and with regulations of the commissioner for a period of five (5) years after the transaction to which they respectively relate. After the five (5) year period, the Company may remove the books and records from the state, store their contents on microfilm or return them to the appropriate insurer.

                           2. The commissioner may examine, audit and inspect books and records maintained by the Company under the provisions of this section to carry out the provisions of NRS 679B.230 to 679B.300, inclusive.

                           3. The names and addresses of insured persons and any other material, which is in the books and records of the Company are confidential except when used in proceedings against the Company.

                           4. The insurer may inspect and examine all books and records to the extent necessary to fulfill all contractual obligations to insured persons, subject to restrictions in the written agreement between the insurer and Company.

                           All such records shall be available for inspection by
                  Client at any time during normal business hours at the offices of the Company in Reno, Nevada, upon at least five (5) working days notice to the Company. Copies can be made available of any information that is permissible under HIPPA, which outlines the patient privacy and medical record confidentiality protection.

                  h. An administrator may advertise the insurance, which he administers, only after he receives the approval of the insurer who underwrites the business involved. (See NRS 683A.087)

                  i. Upon request by Client, the Company will participate in educational presentations to Employees and COBRA participants and provide a representative (bi-lingual) to assist with the presentation.

                  j. Provide certificate of coverage to Plan Participants who lose coverage under the Plan during the term of this Agreement in compliance with COBRA and the

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                        Health Insurance Portability and Accountability Act of
                        1996, as it amended ERISA.

                        Accept certificate of prior credible coverage from Plan Participants and credit prior creditable coverage against the pre-existing limitation period in the Company's Plan, if any, in accordance with HIPAA, as it amended ERISA. The Company will make its best efforts to determine the validity of prior coverage, but will not be liable to the Client, or to any person or entity, for action taken, or coverage credited, based upon a certificate which is later determined to be false, fraudulent, or erroneous.

         B.       Technical Services

                  a. Furnish an estimate of the open and unreported claim liability at the close of each twelve (12) month period.

                  b. Furnish annually an estimate for budget purposes of claim costs and fees for the following twelve (12) month Period.

         C.       Claim Services

                  a. Furnish assistance in the development of procedures to be followed for verification of employee and dependent coverage and for submission of claims.

                  b. Provide standard forms necessary for submission and processing of claims. At the request of Client and at Client's cost, prepare and furnish specially designed claim forms.

                  c. Evaluate claims submitted, including professional evaluation by the Company's Medical Adjudication Department when required.

                  d. Compute the amounts of benefits, and prepare and furnish to each Employee a statement of explanation of benefits
                        (EOB).

                  e. Issue checks in payment of approved claims within a timely manner in compliance with any statutory requirements, to include both state and federal regulations.

                  f. Maintain and update statistical data that will enable the Client to direct the Company to administer the Plan's "eligible medical expenses" fee basis for benefit payment.

                  g. Make an examination of charges for medical services that appear excessive and when appropriate, discuss disputed charges for medical services that appear excessive with providers of those services.

                  h. Provide utilization review for appropriate authorization in connection with the payment of benefits for medical services, if the Plan requires, as a condition of payment.

                  i. When applicable, determine the amount of Plan benefits payable, if any, when a claimant is eligible for Medicare benefits.

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                  j.    Each claim paid by the administrator from money
                        collected for or on behalf of an insurer must be paid by a check or draft upon and as authorized by the insurer. (See NRS 683A.088)

                  k. Generate 1099 reports to the Internal Revenue Service and send separate statements to providers of medical services furnishing information as required by the Internal Revenue Code and Regulations thereunder regarding amounts paid to these providers of medical services.

                  l. Maintain levels of claim processing performance in conformance within the following standards:

                                    1.      Turnaround time on ninety percent
                                            (90%) of all claims not to exceed
                                            state law;

                                    2.      Financial accuracy of ninety-eight
                                            percent (98%) (dollars paid);

                                    3.      Procedural payment accuracy of
                                            ninety-five (95%); which includes
                                            compliance with the Plan Document,
                                            Managed Care Program, and Medical
                                            Adjudication at an accuracy level of
                                            ninety-seven (97%). Should these
                                            levels not be met, the Company has
                                            thirty (30) days to bring
                                            performance back to these levels,
                                            during this thirty (30) day period,
                                            the Client will receive a five
                                            percent (5%) discount on fees.

                  m. Make payment of claims per NRS 683A.0879 for claims relating to health insurance coverage, which provides:

                           1. Except as otherwise provided in subsection 2, the Company shall approve or deny a claim relating to health insurance coverage within thirty (30) days after the Company receives the claim. f the claim is approved, the Company shall pay the claim within thirty
                                    (30) days after it is approved. If the
                                    approved claim is not paid within that
                                    period, the Company shall pay interest on the claim at the rate of interest established pursuant to NRS 99.040 unless a different rate of interest is established pursuant to an express written contract between the Company and the provider of health care. The interest must be calculated from thirty (30) days after the date on which the claim is approved until the claim is paid.

                           2.       If the Company requires additional
                                    information to determine whether to approve or deny the claim, the Company shall notify the claimant of the request for the additional information within twenty (20) days after he receives the claim.

                           3. The Company shall notify the provider of health care of all the specific reasons for the delay in approving or denying the claim. The Company shall approve or deny the claim within thirty (30) days after receiving the additional information.

                           4. If the claim is approved, the Company shall pay the claim within thirty (30) days after it receives the additional information. If the approved claim is not paid within that period, the Company shall pay interest on the claim in the manner prescribed in subsection 1.

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                           5.       The Company shall not request a claimant to
                                    resubmit information that the claimant has already provided to the Company, unless the Company provides a legitimate reason for the request and the purpose of the request is not to delay the payment of the claim, harass the claimant or discourage the filing of claims.

                           6. The Company shall not pay only part of a claim that has been approved and is fully payable.

                           7. A court shall award costs and reasonable attorney's fees to the prevailing party in an action brought pursuant to this section.

                  n. Notify claimants of declined claims and the reason of the declination using the following guidelines:

                        If claim is wholly or partially denied, the Company shall furnish notice of the decision to the Plan Participant within thirty (30) days after receipt of the claim. Company will provide to every Plan Participant who is denied a claim for benefits written notice setting forth in a manner calculated to be understood by the Plan Participant the following:

                           1)       The specific reason or reasons for denial;

                           2) Specific reference to pertinent Plan provisions on which the denial is based;

                           3) A description of any additional material or information necessary for the Plan Participant to perfect the claim and an explanation of why such material or information is necessary; and

                           4) Appropriate information as to the steps to be taken if the Plan Participant wishes to submit his or her claim for review.

                  o. Administer the coordination of benefits provisions pursuant to the Coordination of Benefits provisions of the Benefit Plan.

                  p. To the extent permitted by law and when the claimant has furnished an appropriate authorization if required by law, furnish to the Client copies of explanation of benefits for claims paid and prepared for claimants, or provide access to the website thru the Company to provide a copy of any worksheets as requested. Also, the Client may access "StatusLink" for verification of any claims paid. Reprints can be obtained through the Internet.

                  q. At the request of the Client and at Client's expense, provide special claim reports, which require programming, otherwise reports will be provided at no additional expense.

                  r. At the request of the Client and at Client's expense, participate in plan adjustments due to mergers, spin-offs, and extensions.

                  s. Perform claims submission to excess loss or stoploss carrier as outlined in the agreement between the Client and the excess risk or stoploss carrier.

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                  t.       If any injury or illness is caused by any third party
                           and the Plan Participant has a right to recover damages from that third party, the following procedures will be followed by the Company:

                           1. Company will send the Plan Participant a letter to be signed by the Plan Participant notifying them of their obligation to reimburse the Plan if he/she receives payment for medical services and supplies from a third party suit or settlement. The Company may recommend the Client implement additional language to change the method of handling third party claims, which puts the Plan as a secondary payor after the third party has either paid or denied liability.

                           2. The Company, acting on behalf of the Client, will actively seek recovery from the Plan Participant or third party until all recourses except legal action have been exhausted. The Company may be requested by the Client to initiate court proceedings to collect any such funds.

                           3. Once reimbursement is obtained, the Company will provide it to the Client for deposit in the Plan's fund.

                  u. Recoveries of overpayments to plan participants, providers, etc., will be attempted only for claim payments of $10 or above. Company shall have no responsibility for such overpayments.

                  v. Meritage will be solely responsible for complying with all ERISA provisions applicable to the Company in connection with this Agreement (such provisions include, but are not necessarily limited to as timely and accurate payment of claims, disclosure of any information required by ERISA and any limitations under ERISA relating to the Company's receipt of compensation).

                  w. If the Client disputes a claim payment, it will have the right to review at any time during regular business hours the data that supports the Company's claim payment.

                  x. The Company agrees to indemnify the Client and hold the Client harmless from and against any and all damages, claims, lawsuits, settlements, judgments, costs, penalties, and expenses, of any kind or nature, including reasonable attorneys' fees, arising out of (i) any failure by the Company to comply with any applicable law or regulation or provision of this Agreement, (ii) any negligence on the Company's part, or (iii) any claim that the Client is liable for the negligence of a health care provider with whom the Company has, or is alleged to have, a contractual relationship.

                  y. The Client agrees to indemnify, defend and hold the Company harmless from all claims, demands, costs, fees (including reasonable attorneys' fees), judgments and liability asserted against Client by a third party, which arise out of negligence, gross negligence or willful misconduct of the company in the performance or non-performance of this Agreement. Client must provide written notification of the claim for indemnity that has been asserted for Company to evaluate allegations an validity of the claim arising solely as a result of Company's actions.

                  z. The Client and the Plan will not be liable for any claims or damages that result from the Company's failure to comply with any laws or regulations, including but not limited to Medicare secondary payor laws or regulations. The Company

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                        agrees to hold the Client harmless for any charges or
                        losses (including attorney's fees) that may be assessed against the Client or incurred by the Client at any time due to the Company's failure to comply with any laws or regulations, including but not limited to the Medicare secondary payor provisions, if this information is disclosed to the Company.

                  aa. Notwithstanding any provisions in this Agreement to the contrary, the Company shall at all times perform its services under this Agreement in accordance with the same standard of care that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims, and the Company shall be liable for any loss or damages arising out of its failure to perform in accordance with such standard of care.

                  bb. The Client shall have the right, from time to time, to audit the Company's performance under this Agreement. Such audit shall be performed by either the Client or its agent and such audit may utilize samples or statistical models or audit techniques selected by the Client or its agent. The Company shall fully cooperate in all such audits and shall provide any information requested by the Client or its agents in connection with such audit.

                  cc. In the event of any claim or payment under the Plan for which there may be a right of reimbursement or a right of subrogation, the Company shall promptly notify the Client of any such claim or payment, and the Company will fully cooperate with the Client in enforcing such right of reimbursement or subrogation. The Company shall not be entitled to any compensation in connection with such subrogation or reimbursement without the Client's prior written agreement to a specific amount of such compensation for a specific subrogation or reimbursement recovery.

                  dd. In the event this Agreement terminates for any reason, the Company shall fully cooperate with the Client in transferring the claims processing function to a successor claims processor of the Client's selection and the Company will provide such successor claims processor with any information necessary to achieve a smooth and efficient transfer to the successor claims processor.

                  ee. ERISA shall exclusively govern and control all matters relating to the Plan (including, but not limited to, this Agreement) and ERISA shall supersede and preempt any and all state laws (including but not limited to, those of Nevada) relating to the Plan and this Agreement.

                  ff. Any financial reconciliation of charges owed to the Company under this Agreement shall be performed by the Company no later than ninety (90) days after the term of this Agreement in which such charges were incurred. The Client and the Plan will not be liable for any charges due under this Agreement not included in that reconciliation.

                  gg. Any actuarial, claim, underwriting, and/or provider-related calculations or determinations by the Company in connection with this Agreement (including, but not limited to, the calculation of provider discounts, incurred claims and trend factors) will be reasonable, in good faith, and in accordance with generally accepted underwriting and actuarial principles. A detailed written explanation of all such settlements, calculations and determinations will be provided to the Client upon the Client's written request.

                  hh. Coordinate activities set forth in Exhibit 3 with Client and correspond with the

                        Plan Participants and providers of services if additional information is deemed necessary.

                  ii. Provide notice to Plan Participants as to the reason(s) for denial and provide for the review of denied authorizations as recommended by the Company, provided, however, that such review shall be advisory to Client in accordance with the Agreement and shall not be deemed to be an exercise of discretion by the Company in accordance with the Agreement;

                  jj. Generate and analyze appropriate utilization reports on a monthly or periodic basis for the benefit of Client, or if so directed, a broker or Client involved with Employee Benefit Plan.

                  kk. The Company shall provide Client with a Monthly Negotiated Savings Discount Report containing an itemization of each negotiated cases within ten (10) working days following the end of the month.

XII. TERMINATION

         A. The Client may terminate the Agreement for any reason by giving ninety (90) days written notice to the Company. In such event, benefits hereunder shall terminate for all Plan Participants as of the effective date of termination.

         B. The Agreement may be terminated by the Company upon written notice, if default by Client is not cured thirty (30) days after notice of default;

         C. The Agreement may be terminated by the Client:

                  1. Upon written notice, in the event of revocation of the Company's Certificate of Authority in Nevada; or

                  2. In any event of the Company's material breach of any other terms and provisions of the Agreement, upon prior written notice to the Company. If the breach can be cured within thirty (30) days and is not cured within the thirty (30) day period, the Client shall be permitted to terminate the Agreement upon ninety (90) days prior written notice. If the breach cannot be cured within thirty (30) days, but the Company begins to cure such breach within the thirty (30) period and diligently prosecutes such cure, the Company will not be in default. If the breach cannot be cured within the thirty
                        (30) days and the Company either does not begin to cure within the thirty (30) day period, or begins to cure but does not diligently prosecute such cure, the Client can terminate upon ninety (90) days prior written notice.

         D. In the event of termination, Company agrees to perform contracted services for a reasonable period to include run-out claims, only through the time period for which it receives payments.

         E. In the event of termination, the Company shall have the right to charge the Client or designee reasonable transitional fees for reports and claims history information required by the Client or designated third party administrator. The amount of such fees are set forth in
         Exhibit 1. Such fees are subject to adjustment based upon any increases in cost associated with producing such reports.

XIII. GENERAL PROVISIONS

         A. This Agreement shall be governed by, and shall be construed in accordance with the laws of the State of Nevada, except as such law is superseded by any provision of ERISA.

         B. In the event the Company overpays any person entitled to benefits under the Plan or pays benefits to any person who is not entitled to such benefits, the Company will make a reasonable effort on the Client's behalf to recover the overpayment, but will not be required to initiate court proceedings, unless directed by the Client. Such recovered amount would then be payable to the Client.

            Notwithstanding the foregoing the Company will not be liable for any overpayment or for any loss incurred by Client unless it is the direct result of negligent, dishonest, fraudulent or criminal acts on the part of the Company or any of its directors, officers, or employees or any person directly engaged or retained by the Company to discharge its obligations under this Agreement. In the event the Company and Client cannot agree as to the nature of the conduct involving the matter under consideration, the question regarding the nature of such conduct shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. In the event the Company reimburses Client for an overpayment, the Company shall be subrogated to all rights of Client with respect to recovery of the overpayment from any person so overpaid and Client will provide reasonable cooperation to the Company in connection with the recovery of the overpayment.

            The Company's services, obligations and responsibilities under this Agreement are extended only to Client. The Company assumes no obligations or responsibilities and extends no covenants, direct or indirect, express or implied, to any participants in the Plan or to any other person except for any obligations it may have under ERISA.

         C. The Company shall not be liable for any loss resulting from the performance of its duties hereunder, except for losses resulting directly from:

                  1. Negligent or willful misconduct of the Company including the failure of the Company to follow the written directions of Client; or

                  2. Negligent, fraudulent or criminal acts of the agents or employees of the Company whether acting alone or in concert with others.

         D. The Company shall maintain with a Best Rated A+ carrier adequate Error and Omissions coverage, and shall provide at the request of the Client evidence of the coverage.

XIV. ENTIRE AGREEMENT

         This Agreement together with its Exhibits, and the individual applications to the extent as required by the Plan, of the Employees and Covered Family Members, to the extent required and covered under the Plan, if any, together with the Claims Processing and Managed Care Services Contract, the Liability Claims Investigation, Adjustment and Management Agreement, the Workers Compensation Service Agreement, and the Consulting Contract (this Agreement and such agreements, collectively, the "Risk Management Contracts"), constitute the entire agreement between the parties regarding the special services described.

XV. AMENDMENTS AND WAIVERS

         Any amendments to the Agreement shall be in writing and must be approved and executed by the President or a Vice-President or Officer of the Client and the Company. No agent of the Client or

Company has the authority to change the Agreement, waive any of its provisions or restrictions or extend the time for making payment.

XVI. CLERICAL ERROR

         Clerical error, whether of the Client or the Company in keeping any record pertaining to the services under the Agreement, will not invalidate the Agreement.

XVII. NOTICE

         (i) Any notice hereunder to be given to Client shall be addressed to:

         President                     Copy to  General Counsel
         Fitzgeralds Gaming Corporation         Fitzgeralds Gaming Corporation
         301 Fremont Street                     301 Fremont Street
         Las Vegas, Nevada 89101                Las Vegas, Nevada 89101

         General Manager                        General Manager
         Fitzgeralds Reno, Inc                  Fitzgeralds Las Vegas, Inc
         P.O. Box 40130                         301 Fremont Street
         Reno, Nevada 89504                     Las Vegas, Nevada 89101

         General Manager                        General Manager
         101 Main Street LLC                    Fitzgeralds Mississippi, Inc.
         120 Gregory Street                     711 Lucky Lane
         P.O. Box P                             Robinsonville, Mississippi 38664
         Black Hawk, Colorado 50422

         (ii) Any notice hereunder to be given to the Company shall be addressed to:

         PRESIDENT
         Meritage Employers Services, LLC
         300 East Second Street, 15th Floor
         Reno, Nevada 89501

XVIII. BANKRUPTCY COURT APPROVAL

         Company acknowledges and understands that the Client and each of the operating subsidiaries commenced cases under Chapter 11 of the United States Bankruptcy Code on December 5, 2000 and that such proceedings are still pending. Company further acknowledges and understands that this Agreement shall not be effective unless and until approved by the Bankruptcy Court.

         The Company agrees that this Agreement may be assigned by the Client to any liquidating trust or similar entity formed to effect the liquidation of Fitzgeralds, and hereby consents and agrees not to object to any assumption and assignment of this Agreement to such an entity.

XIX. DISPUTES

         If a dispute or grievance between the parties arises with respect to the obligations of the parties under this Agreement or as a result of this Agreement, and such dispute or grievance cannot be resolved in an informal fashion, the parties hereby agree that all disputes arising our of or related to this Agreement shall be subject to the exclusive jurisdiction of the United States Bankruptcy Court for the District of Nevada, and each hereby waives trial by jury and any assertion that such dispute is a non-core matter.

XX.  REGULATORY REQUIREMENTS

         Company acknowledges and agrees that Client is subject to the licensing and regulatory control of the Nevada Gaming Control Board and various other state, county and city gaming regulatory enforcement agencies (collectively the "Gaming Authorities"). Said Gaming Authorities may request or require the Client to obtain and report certain information regarding Company and its principals. To the extent so required, Company agrees to fully and promptly cooperate and comply with such requests for information, as authorized by the Client.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

FITZGERALDS GAMING CORPORATION              MERITAGE EMPLOYER
                                            SERVICES, LLC

/s/ PHILIP D. GRIFFITH                      /s/ KATHLEEN BRYANT
-------------------------                   ----------------------------
Philip D. Griffith                          Kathleen Bryant
President and CEO                           President


FITZGERALDS RENO, INC.                      FITZGERALDS LAS VEGAS, INC.

/s/ MAX L. PAGE                             /s/ WILLIAM NOONAN
-------------------------                   ----------------------------
Max L. Page                                 William Noonan
Exec. Vice President and                    Vice President
General Manager                             and General Manager


FITZGERALDS MISSISSIPPI, INC.               101 MAIN STREET, LLC

/s/ DOMENIC MEZZETTA                        /s/ JOE COLLINS
-------------------------                   ----------------------------

Domenic Mezzetta                            Joe Collins
Vice President and General Manager          Vice President and General Manager

                                    EXHIBIT 1

Monthly Fee per Eligible Employee $12.00

                                   2001             2002              2002           SERVICES ACCESSED
                                  ------           ------            ------         -------------------

Medical Claims                                                    WITH MULTIPLE
Administration                    $12.00           $12.60             YEAR                    X
                                                                    CONTRACT
                                                                     $12.00

---------------------------- ----------------- ---------------- ------------------ ----------------------

Dental Claims                     $2.00             $2.10             $2.00                   X
Administration
---------------------------- ----------------- ---------------- ------------------ ----------------------
Flex Claims per enrolled          $5.00             $5.00             $5.00                   X
participant
---------------------------- ----------------- ---------------- ------------------ ----------------------
Pharmacy and                       Inc                X                 X                     X
Vision Claims
Administration
---------------------------- ----------------- ---------------- ------------------ ----------------------
Managed Care Claims               $2.00             $2.10             $2.00                   X
Administration
---------------------------- ----------------- ---------------- ------------------ ----------------------
COBRA Notification                 Inc.               X                 X                     X
---------------------------- ----------------- ---------------- ------------------ ----------------------
HIPAA Notification                 Inc.               X                 X                     X
---------------------------- ----------------- ---------------- ------------------ ----------------------

                                CONTRACTED RATES

------------------------------------------------------------------------------
                                   HEALTH BENEFITS
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Properties                 Covered Lives              Monthly          Annual
------------------------------------------------------------------------------
Black Hawk                      240                     3,699          44,387
------------------------------------------------------------------------------
Las Vegas                       391                     6,026          72,313
------------------------------------------------------------------------------
Reno                            430                     6,627          79,526
------------------------------------------------------------------------------
Tunica                          610                     9,401         112,816
------------------------------------------------------------------------------
Corporate                        16                       247           2,959
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Totals                          1687                 $ 26,000        $312,001
------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
  CONTRACTED RATES     BLACK HAWK      LAS VEGAS        RENO           TUNICA      CORPORATE     TOTALS        TOTALS
  ANNUALIZED WITH
  ABOVE NUMBER OF
   COVERED LIVES                                                                                 ANNUAL        MONTHLY
---------------------------------------------------------------------------------------------------------------------------
Employee Benefits      44,387          72,313           79,526         112,816     2,959         312,001       $26,000
---------------------------------------------------------------------------------------------------------------------------

Set-up Fee: Defer $5,000 set up fee on the following basis;

*Internet Access, laser checks and EOB costs will be discussed with client examples of services supplied with proposal.

Run-Out Claims. In the event of termination of this contract, the following guidelines for processing of run-out claims apply. Run-out means any claim for a date of service which occurred while the Agreement was in effect but not processed until after the Agreement has been terminated. Run-out services begin on _______________ .

The fee for processing run-out claims is $5.00 per claim. Such charge to apply separately to any duplicate claims processed. Company will bill the Client for the processing of run-out claims on a monthly basis. Payment for such processing will be due in fifteen (15) days after the date the bill is received.

Transitional Fees. In the event of termination, there will be a charge of mutually negotiated for any reports required.

Conversion of Data from another Administrator. The cost of conversion will be the direct cost from RIMS to convert the data, or should your previous TPA be able to provide the data in the format required by RIMS the cost of the data restoration will be billed directly to the Client.

EXAMPLE 1

The Agreement with the Client continues for 12 months based on the contractual agreed Rates and number of employees covered results in the following incurred by Meritage on behalf of the Client:

Property                     Number of EES              Annual Charges
Black Hawk                        200                        38,400
Las Vegas                         300                        57,600
Reno                              450                        86,400
Tunica                            600                       115,200
Corporate                          10                         1,920
                             --------------             --------------
TOTALS                           1560                     $ 299,520
                                 ====                     =========

Meritage remits ($12,481) to Client. Client may choose to have next period fees offset by the amount due from Meritage.

EXAMPLE 2

The Agreement with the Client continues for 8 months and is terminated upon the sale of the assets of the Client with the following incurred by Meritage on behalf of the Client:

Property                            # ees            Eight Months
Black Hawk                              200              25,600
Las Vegas                               200              25,600
Reno                                    300              38,400
Tunica                                  330              42,240
Corporate                                10               1,280

                                       ----           ---------
TOTALS                                 1040           $ 199,680
                                       ====           =========

THE CONTRACT BILLING FOR $26,000 WOULD INCLUDE PAYMENT FOR 8 MONTHS FEES PAID, THERE WOULD BE A $8,320 OVERPAYMENT BY THE CLIENT.

There would be no adjustment to the monthly fee paid since the agreement was terminated by the Client prior to 12 months.

                                    EXHIBIT 2


                           SPECIAL SERVICES AGREEMENT

                                    ATTACHED
                       EMPLOYEE BENEFIT PLAN DESCRIPTIONS

                                    EXHIBIT 3

SPECIAL ADMINISTRATIVE SERVICES FOR EMPLOYEE BENEFIT PLAN

A.   SERVICES                                                                   Services Accessed
         a.   Prior authorization                                      $2.00    PER COVERED EMPLOYEE/MONTH
                                                                       -----------------------------------

                    i.     Prior authorization of Inpatient Surgery
                    ii.    Prior authorization of Outpatient Surgery

                    iii.   Prior authorization of Major diagnostic & therapeutic services
                    iv.    Determination of Medical Necessity for all of the above
                    v.     Assign Initial Length of Stay
                    vi.    Second Opinion Program
                    vii.   Mental Health Services Review
                    viii.  Reporting Analysis and Consultation
         b.   Concurrent Inpatient Review                     INC IN ABOVE $2.00/ EMPLOYEE/MONTH
                                                                           ---------------------
                    i.     Determination of Medical Necessity During Inpatient Stay
                    ii.    Assign & Monitor Length of Stay
                    iii.   Discharge Planning
                    iv.    Large Case Management/Home Health/Durable
                    v.     Medical equipment management
                    vi.    Second Opinion Program
                    vii.   Medical record review of Large cases or questionable claims
                    viii.  Bill Negotiation Services
         c.   Review of Prescription Drugs and prescribing patterns
                    i.     Cost analysis
                    ii.    Alternative medication recommendations
B.   ADDITIONAL SERVICES
         a.   Claims Management
         b.   Employee Health Program
         c.   Medical Peer Review
         d.   Benefit Design
         e.   Consulting Services

C.   CLAIMS RE-PRICING

Claims repricing is included in claims fees. Any claim to be priced is to be delivered or sent to:

Meritage Employer Services, LLC             Attention: Health Claims
300 East Second Street, 15th Floor
Reno, Nevada 89501

D.  SPECIAL ADMINISTRATIVE SERVICES FOR EMPLOYEE BENEFIT PLAN


      A.  Bill Negotiation Services/ Minimum Case Contracts


Company shall undertake the negotiation of Plan Participant case (discounts for Covered Services rendered by Non-network Providers as follows:

a. Services rendered by each Non-Network Provider that exceed FIVE hundred dollars {$500) or when Plan Participant receives prior authorization for outpatient courses of treatment (i.e.-. angioplasty, chemotherapy, radiation therapy, rehabilitation, home health, renal dialysis, radiation therapy, etc,)

b. Facility (i.e.. Hospital, ambulatory surgery center, extended care facility, mental health and/or substance abuse facility, etc.) charges that exceed one thousand five hundred dollars ($1,500.00) or when a Plan Participant receives prior authorization for admittance to a facility for a length of stay greater than two (2) days.

Payment Client agrees to reimburse Company at the rate of the billed amount less the actual discount negotiated off of the Non-Network Providers billed charges. The Company will not accept any reimbursement for any negotiated discounts, without the prior written approval of the Client.